SUCCESSION AGREEMENT PURSUANT TO THE PROVISIONS OF
THE TRUST AGREEMENT FOR THE BENEFIT OF THE SHAREHOLDERS
OF MEGA-C POWER CORPORATION

THIS SUCCESSION AGREEMENT PURSUANT TO THE PROVISIONS OF THE TRUST AGREEMENT FOR THE BENEFIT OF THE SHAREHOLDERS OF MEGA-C POWER CORPORATION is entered on the 25 th day of March 2004 between:

BENJAMIN RUBIN , an Ontario solicitor in good standing whose office address is 229 Russell Hill Road, Toronto, Ontario, Canada (the “Resigning Trustee”)

AND

SALLY A. FONNER , an individual whose office address is 1268 Bayshore Boulevard, Dunedin Florida (the “Successor Trustee”)

AND

TAMBORIL CIGAR COMPANY , a business corporation organized and existing under the laws of Delaware, having its principal executive office at 100 Caster Avenue, Vaughn, Ontario, Canada (the “Grantor”)

WITNESSES THAT:

WHEREAS the Resigning Trustee was originally appointed trustee of the “ Trust for the Benefit of the Shareholders of Mega-C Power Corporation ” by the Grantor on December 31, 2003; and

WHEREAS the Resigning Trustee was subsequently named as a defendant in the lawsuit styled “Lewis (Chip) Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. v. Tamboril Cigar Company, Axion Power Corporation, Rene Pardo, Marvin Winick, Kirk Tierney, Joseph Piccirilli, Ronald Bibace, Robert Averill, James Smith, James Eagan, Thomas Granville, Joseph Soccar, Glenn W. Patterson, Canadian Consultants Bureau, Inc. Robert Appel, Harold Rosen, Igor Filipenko, Valeri Shtemberg, Yuri Volfkovich, Pavel Shmatko, Michel Kishinevsky, Mega-C Power Nevada, Mega-C Power Ontario, C and T Co. Incorporated, Turitella Corporation, Gary Bouchard, Fogler Rubinoff LLP, Netprofitec, Inc. 503124 Ontario Ltd. John Doe Corporation, HAP Investments LLC, Infinity Group LLC, James Keim and Benjamin Rubin” which was filed in the Ontario Superior Court of Justice, Commercial List, on February 10, 2003; and

WHEREAS the Resigning Trustee advised the Grantor on March 17, 2004 that he intended to resign as trustee of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation on the 10 th day after the delivery of such notice to the Grantor in accordance with the provisions of Section 9.5 of the Trust Agreement; and

WHEREAS the Successor Trustee has expressed a willingness to assume the responsibilities and powers of the trustee of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation in accordance with the provisions of Section 9.6 of the Trust Agreement; and

WHEREAS the Grantor’s Board of Directors has concluded that the Successor Trustee has all of the necessary knowledge, experience, education and skills to fully discharge the functions of the trustee of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation ; and

WHEREAS the Resigning Trustee is willing to rely on the conclusions of the Grantor’s Board of Directors and to appoint the Successor Trustee as his successor pursuant to the express provisions of Section 9.6 of the Trust Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual obligations and agreements herein set forth, the parties hereto covenant and agree as follows:

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ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the meanings ascribed to them:

  “Agreement” means the trust agreement between the Grantor and the Resigning Trustee styled Trust for the Benefit of the Shareholders of Mega-C Power Corporation , and any amendments thereto or restatements thereof.

  “Applicable Laws” means any statute of the United States or Canada or of any State or Province together with any rules or regulations made thereunder, and the orders or rulings of any securities commission or other statutory authority or agency, in each case applicable to the Tamboril Shares.

  “Grantor” means Tamboril Cigar Company and its successors or assigns under the terms of this Agreement.

  “Mega-C” means Mega-C Power Corporation, an Ontario corporation.

  “Mega-C Share” means one share of the no par value common stock of Mega-C.

  “Mega-C Shareholder” means each person who can establish to the reasonable satisfaction of the Trustee that he is a record or beneficial owner of Mega-C Shares. For purposes of this definition, a person who can establish that he loaned money to a record or beneficial owner of Mega-C Shares under the terms of a secured note or other instrument that is presently in default shall be deemed to be the beneficial owner of the Mega-C Shares pledged as collateral for the loan.

  “OSC” means the Ontario Securities Commission.

  “SEC” means the United States Securities and Exchange Commission.
  “Tamboril Shares” means 117,239,736 shares of the $.0001 par value common stock of the Grantor that were previously issued and delivered to the Resigning Trustee and presently constitute the entire corpus of the Trust.

                      j.  “Resigning Trustee” means Benjamin Rubin, an Ontario solicitor in good standing whose office address is 229 Russell Hill Road, Toronto, Ontario, Canada.

                      k.  “Successor Trustee” means Sally A. Fonner, an individual whose office address is 1268 Bayshore Boulevard, Dunedin Florida, and her successors or assigns under the terms of  the Agreement.

Section 1.2 Article and Section Headings Article and section headings are included for convenience only and are not a part of this Agreement.

Section 1.3 Gender and Number Words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

ARTICLE I1 – RESIGNATION AND SUCCESSION

Section 2.1 Appointment of Successor Trustee Effective at 9:01 a.m. EST on March 26, 2004, the Successor Trustee shall be an is hereby appointed successor to the Resigning Trustee under the Agreement and from and after that date the Successor Trustee shall have and enjoy all the powers of the Trustee under the Agreement and be responsible for the faithful performance of the duties of the Trustee under the Agreement:

Section 2.2 Withdrawal of Resigning Trustee Effective at 9:01 a.m. EST on March 26, 2004, the Resigning Trustee shall be relieved of all further duty or responsibility under the Agreement and shall have no duty or

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responsibility to the Successor Trustee, the Grantor or the Beneficiaries of the Trust other than the specific duties set forth in this Succession Agreement:

Section 2.3 Survival of Indemnity The indemnity provided to the Resigning Trustee under Section 9.8 of the Agreement shall survive the withdrawal of the Resigning Trustee and the appointment of the Successor Trustee and the Resigning Trustee shall continue to enjoy the indemnification and other rights specified in such Section 9.8 for as long as the Trust continues in existence.

ARTICLE II1 – DETAILS OF SUCCESSION

Section 3.1 Delivery of Trust Property On the effective date, or as soon thereafter as practicable, the Resigning Trustee shall deliver to the Successor Trustee certificates for 117,239,736 shares of the $.0001 par value common stock of the Grantor that were previously issued and delivered to the Resigning Trustee and presently constitute the entire corpus of the Trust. Concurrently, the Resigning Trustee shall return to the Grantor the unused balance of the $20,000 (U.S.) retainer that was deposited with the Resigning Trustee in connection with the original execution of the Agreement.

Section 3.2 Surrender and Reissuance of Stock Certificates On the effective date, or as soon thereafter as practicable, the Successor Trustee shall submit the stock certificates delivered to her by the Resigning Trustee to the Grantor’s transfer agent for reissuance in the name of the Successor Trustee.

Section 3.3 Reporting of Succession Within 5 business days after the effective date, the Grantor shall file a Current Report on Form 8-K to report to the Securities and Exchange Commission that the Resigning Trustee is no longer serving as trustee for the Trust for the Benefit of the Shareholders of Mega-C Power Corporation and has no further rights, powers or authority with respect thereto. Concurrently, the Successor Trustee shall file a Schedule 13D Information Statement and Form 3 to report the succession transaction and her control over the 117,239,736 shares of the $.0001 par value common stock of the Grantor that presently constitute the entire corpus of the Trust.

IN WITNESS WHEREOF the Grantor, the Resigning Trustee and the Successor Trustee have each executed this Succession Agreement on the day and year above first written.

TAMBORIL CIGAR COMPANY

                                 /s/                            /s/
Kirk Tierney, president and director      John L. Petersen, chief financial officer and director

BENJAMIN RUBIN, RESIGNING TRUSTEE                              SALLY A. FONNER, SUCCESSOR TRUSTEE

                             /s/                       /s/

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